Exhibit 10.1

October 28, 2008

Kenneth Denman

Re: Offer of Employment

Dear Ken:

We are extremely pleased to offer you this opportunity to join Openwave Systems Inc. (“Openwave”) in the position of Chief Executive Officer. You will be based in Openwave’s Redwood City location. This offer is contingent upon the positive confirmation of the information you have provided on your resume, a background check and references. The following terms and conditions shall apply to your anticipated employment with Openwave.

1. Commencement of Employment with Company.

Your employment will commence no later than December 1, 2008.

2. Base Compensation.

Your annual base salary will be USD $450,000. You will be paid semi-monthly on the 15th and the last working day of each month.

3. Incentive Compensation

You will be eligible for the following incentive compensation:

You shall be eligible for a quarterly incentive cash award from the Company under the Company’s Corporate Incentive Plan (“CIP”), based upon a target for each quarterly period which shall be 100% of your base salary actually earned for the three month performance period (i.e., $112,500) based upon your initial base salary). Under the terms of the CIP, your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your target, as pro-rated if applicable) and shall be determined based upon the Company’s achievement level against selected financial and performance objectives. The terms of the CIP, including the financial and performance objectives for the Company, are established each year by the Compensation Committee in consultation with the Board of Directors of the Company.

4. Equity Awards.

Subject to the approval of the Compensation Committee of the Board of Directors of Openwave at its first meeting following your employment commencement date, you will be granted an option to purchase 1,500,000 shares of Common Stock (the “Option”). The Option shall have an exercise price as follows: 500,000 shares will have a per share exercise price equal to the fair market value of one share of Company common stock on the date of grant (which shall be determined in the discretion of the Compensation Committee in accordance with the terms of Openwave’s 2006 Stock Incentive Plan); 500,000 shares will have a per share exercise price equal to greater of $2.50 per share or the fair market value of one share of Company common stock on the date of grant; and 500,000 shares will have a per share exercise price equal to the greater of $3.50 per share or the fair market value of one share of Company common stock on the date of grant. The vesting commencement date shall be your employment commencement date. The shares will vest over four years with a one year cliff, meaning that one fourth of your shares will vest on the first anniversary of your vesting commencement date and the remaining shares will vest monthly thereafter on a ratable basis. Vesting will, of course, depend on your continued employment with Openwave. Any Option granted shall be subject to the terms of the Company’s policies and standard form of agreements.

5. Insurance Plans.

You are also eligible to participate in our comprehensive employee benefit programs. You understand and agree that, subject to applicable law, the Company reserves the right to unilaterally revise the terms of the employee benefit programs.

6. Travel to and from Denver

We understand that you plan to travel regularly on weekends to Denver until after your daughter’s high school graduation. Openwave will cover the cost of travel to and from Denver, as well as local living expenses in Northern California, for up to $5,000 per month from the start of your employment to one year after your start date. You recognize the importance of being a full time resident CEO.

7. At Will Employment.

You should be aware that your employment with Company is for no specified period and constitutes “at will” employment. As a result, you, and/or the Company, each have the right to terminate the employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in a written amendment to this Agreement signed by you and an authorized officer of the Company.

8. Severance.

If your employment terminates as a result of Involuntary Termination, as defined in Addendum E, within the first 12 months of your employment, and you sign a general release of claims without revoking it as allowed by law, you shall be eligible to receive a lump sum severance payment equal to 12 months of base salary at your final base salary rate plus the full amount of your then-current annual target CIP bonus, which severance payment shall be subject to applicable withholding and shall be made within 30 days following your employment termination date. If your employment terminates as a result of Involuntary Termination, as defined in Addendum E, following the first 12 months of your employment, and you sign a general release of claims without revoking it as allowed by law, you shall be eligible to receive a lump sum severance payment equal to six months of base salary at your final base salary rate plus 50% of your then-current annual target CIP bonus, which severance payment shall be subject to applicable withholding and shall be made within 30 days following your employment termination date. If you become eligible to receive a severance payment under this Section 8, and if you timely elect to continue health insurance coverage under the Company’s health insurance plans pursuant to the terms of COBRA, the Company shall pay the full premium cost of such coverage on your behalf, as well as on behalf of your spouse and covered dependents (if any), for the lesser of six months or until you and your covered dependents (if any) become eligible for other health insurance coverage through a subsequent employer. If your employment terminates as a result of Involuntary Termination in connection with a Change of Control of the Company (as defined in Addendum F), you shall be eligible to receive the severance and benefits described in the Company’s Change of Control Severance Agreement, a copy of which is attached as Addendum F. This paragraph does not change or alter the at will nature of your employment relationship with the Company.

9. US Work Authorization

Your employment will commence between October 15, 2008 and December 1, 2008, contingent upon your providing to the Company proof of your eligibility to work in the United States. You will provide us at least two weeks notice prior to your start date.

10. Components of Agreement.

Incorporated into this Agreement by reference are the following addendums (“Addendums”) and their attachments, each of which is a component of the Agreement.

Addendum A- Employment Requirements

Addendum B- Confidential Information and Inventions Assignment Agreement

Addendum C- Insider Trading Policy

Addendum D- Company Code of Conduct

Addendum E- Definitions of Involuntary Termination and Cause

Addendum F- Change of Control Severance Agreement

11. Section 409A.

You and the Company intend that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”), and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company does not, however, guarantee any particular tax effect for income provided to you pursuant to this Agreement, and except for its obligation to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Agreement. In the event that any compensation to be paid or provided to you pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

12. Entire Agreement/Modification.

This Agreement, the Addendums, and any stock option agreements between you and the Company, constitute the entire agreement between you and the Company concerning our employment relationship, and they supersede all prior negotiations, representations, and agreements regarding that subject. This Agreement cannot be modified or amended except by a subsequent written amendment signed by you and an authorized officer of the Company.

Your acceptance of this Agreement represents a unique opportunity for both you and Company to grow and to succeed. We thank you for the commitment you have made to our common vision and look forward to working with you.

Sincerely,

/s/ Charles Levine
Charles Levine
Chairman of the Board

I accept the offer of employment and terms stated in this Offer Letter and the accompanying Addendums and attachments.

Accepted:	/s/ Kenneth Denman	Date:	November 4, 2008
Kenneth Denman